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                     SALES OPERATIONS AND GENERAL AGENT AGREEMENT
                                COMMISSIONS SCHEDULE A


This Schedule A is to be attached to and made a part of the Sales Operations and General Agent Agreement between Sun Life Assurance Company of Canada (U.S.) [Sun Life of Canada (U.S.)], Clarendon Insurance Agency, Inc. (Clarendon), Selling Broker-Dealer and General Agent.

This Commission Schedule is not intended to replace any Commission Schedule, whether currently in effect or subsequently issued, between General Agent and Sun Life of Canada (U.S.) covering the sale of products issued by Sun Life of Canada (U.S.) other than those listed below. This Commission Schedule shall remain in effect until such time as Sun Life of Canada (U.S.) notifies General Agent in writing that a new Commission Schedule shall take effect with respect to the Plan(s) listed below.

Commissions will be paid to the General Agent (or to Broker-Dealer if required by law) in the percentages shown below.

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                              First Year     Excess         Renewal
Plan                          Premium        Premium        Premium
----                          -------        -------        -------
                                                            yrs. 2- 10
Futurity Variable
 Universal Life Insurance     75%            1.5            1.5

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Trail Commission: Trail Commissions will be computed at an annual rate of
 .10% of the average variable account value for the previous policy year and paid annually beginning when the policy has been in effect for 25 months.

Trail Commissions will be paid only if the contract is in force on the date the commission is payable.

Commission Chargeback: In the event that a contract for which a commission has been paid is surrendered by the contract owner, is lapsed or returned pursuant to the so-called "right of return period" provision of the contract, the following percentage of commission will be due to Sun Life of Canada (U.S.) from all entities which received commissions.

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

                                 Chargeback Schedule

                         Month               Percentage
                         1-6                 100
                         7-12                50

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